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EXHIBIT 99.1

CLAI MAY 2001 CONFERENCE CALL AGENDA, 6

             CLAIMSNET.COM INC. ANALYST AND INVESTOR CONFERENCE CALL
                                  May 15, 2001
                     Chaired by Bo W. Lycke with Paul Miller

[BO LYCKE] Good morning and thank you for joining us for Claimsnet's first quarter 2001 conference call. I hope that each of you has been able to access the associated press release, which was distributed earlier today.

         This morning we will be reviewing our first quarter financial results and discussing certain key events since our last conference call. In addition, we will be giving you a progress report on several of our core partnerships.

         I am pleased to have Paul Miller, our chief operating and financial officer, with me in addressing you this morning. In as much as we will be making forward-looking statements in the course of this call, we have been advised to make the following Safe Harbor Statement. Paul...

[PAUL MILLER]  Thank you Bo.
Since we will be making forward-looking statements in the course of this conference call, we need to make the following Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this conference call are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to future economic, political, competitive, and market conditions, and future business decisions, all of which are difficult to predict accurately and many of which are beyond our control. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission. And finally, we remind you that we are subject to Regulation FD and, accordingly, are limited in our ability to disclose material non-public information.

[BO LYCKE] Thanks Paul.
Please continue with an overview of our first quarter results.

[PAUL MILLER] Good morning to everyone and thank you for joining our call today. We are pleased to report that our revenues rose 90% to a record $532,000 in the first quarter 2001, over the $280,000 in first quarter 2000. Revenues from transactions increased almost 40% to $146,000, while revenues from subscriptions and services increased over 120% to $385,000. The increase in revenues was driven by several dynamics in the quarter. Please note that the following comparisons are between Q1 2001 and Q1 2000.

The revenue drivers in the quarter included:

o A 14% increase in online transactions, which exceeded 1.4 million in the quarter;

o A 150% increase in patient statements processed, which represented a record 7% of total transactions. The importance of this increase to revenues is both the quantity of transactions and the revenue per transaction, which is 42 cents, as compared with only 8 cents per patient claim;

o Relatedly, the average revenue per transaction increased 25%, from 8 cents to 10 cents;

o The fourth factor in revenue expansion for the quarter is a 120% increase in subscription and service revenues, primarily related to subscription fees from McKessonHBOC and implementation fees from several of our strategic partners.

While we have been reporting better leverage in our cost of revenues for several quarters now, we were pleased to report our first quarterly gross profit this morning. This was a gross profit of $28,000, which compares with a gross loss of $309,000 in first quarter 2000. Our gross profit was the result of our 90% increase in revenues, which were produced with a 14% decrease in cost of revenues. This efficiency partly reflects our focus on larger, more profitable accounts. That shift in focus was quite apparent in the first quarter 2001, in which our number of accounts rose a modest 4%, while our number of providers on service rose 14% to 3,612.


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As for the bottom line on the quarter, we were pleased to report that our net loss declined by 32% to $1.3 million, or 15 cents per share, as compared with a net loss of $1.9 million, or 29 cents per share in the first quarter 2000. Please note that there was over a 30% increase in average number of shares outstanding between the periods, which was related to several transactions and financings over the past 12 months.

Also, I would like to mention that our net loss in the first quarter was negatively impacted by a $356,000 one-time non cash expense related to the warrants issued to McKessonHBOC in October 1999 and our recently announced contract restructuring. Without giving effect to this non-cash expense, our net loss for the quarter was under a million dollars and in line with our guidance during the last call.

Let me assure you that we remain very focused on cashflow. Bo will be addressing new capital shortly. We are taking very clear steps to control spending and direct our resources to the most promising business opportunities. Revenues have been rising slowly, which of course helps, and we have been able to capture efficiencies along the way. All of this helps to control our burn rate.

I will now turn the call back to you, Bo.

[BO LYCKE] Thank you very much Paul. I will move on to several key events of the first quarter. But first, let me address our industry, in general.

         It may be stating the obvious to say that there have been only limited strides in the emergence of a market for online, or ehealth services, but it is important to mention. I think it is fair to say that most of us believed with the savings, ease of use and regulatory requirements associated with online transaction processing, that we would have drawn a larger crowd sooner. That being said, the healthcare industry is notoriously cautious in the face of change, and frankly heavily burdened with matters of patient care and managed care. The facts are that it is this very resistance to change that has created such a huge potential opportunity. In the face of the deliberate migration from legacy-based transaction processing to online transaction processing, most of the remaining players are facing the challenge of having online services available while controlling the associated costs. Clearly one solution is more and closer partnerships and combinations to reduce the cost of redundant resources.


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         It is with this objective in mind, that we drew up a new agreement and understanding with McKessonHBOC. As part of the new agreement, McKesson acquired
1.5 million shares of Claimsnet.com common stock at the market price of $1.75 per share. This provided Claimsnet with a capital infusion of over $2.6 million , and gave McKessonHBOC a 14.5% stake in Claimsnet. In addition to the stock purchase, McKesson made a one-time cash contribution of $200,000 to Claimsnet, for a total of $2,850,000. The new agreement calls for the elimination of certain license fees and fixed subscription payments in the original agreement.

         Under the new agreement, McKesson will retain its license to use the Claimsnet system in a private label capacity and Claimsnet will continue to receive transaction fees for all processing performed under the license. The other important distinction of the new agreement, is the understanding that we will explore new opportunities together. These might include services for the payer market. This is important to us, as it expands the potential breadth of our relationship.

         In describing the changes in our relationship with McKesson, I began to address capital, or cash raised during the first quarter. In addition to the $2.8 million from McKesson, we raised $700,000, actually netted $630,000, through the issuance of 400,000 new common shares to a group of European institutional investors. This stock was sold at the market price $1.75 per share. As a result of both of these transactions, Claimsnet raised cash of $3,480,000 in the first quarter. We are quite pleased with both the amount of funds raised and the cost of those funds.

         Now on to our progress report on strategic partnerships.

         First, let me add to my remarks about our partnership with McKessonHBOC. The McKesson system is operational and, even without any real marketing effort to-date for the online claims processing service, we have begun to set up new accounts. Let me say that while McKesson is in the process of reorganizing, we are keeping our short-term expectations conservative but, as mentioned earlier, the potential of this relationship has expanded with the new agreement.

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         Progress has been made with both Passport Health and ProxyMed. Passport
Health is now offering our online claims processing services along with its well-established online eligibility services. Our first significant joint customer is Blue Cross of Tennessee. Blue Cross currently receives about 40% of its claims electronically and is implementing a joint initiative with Passport and Claimsnet to achieve their goal of 70% electronic claims by the end of this year. This is working very well, and we expect it to be gradually contributing to our performance over the next few quarters. In addition, we are continuing discussions with a second very large managed care corporation, which we cannot identify yet.

         Our partnership with ProxyMed, Inc is also progressing well. Our joint online claims processing service is now completely configured and fully operational. We recognized a milestone payment for this during the first quarter. Seven to eight new accounts are set-up, some with multiple submitting sites, and more are in the pipeline for service. Again, we expect this partnership to begin to contribute to our performance over the next few quarters.

         Our relationships with Synertech and QCSI, Inc. continue to progress. The Claimsnet alliance is a key part of Synertech's web strategy. The timing of implementation for the Synertech payers is dependent on other projects currently in progress. The QCSI relationship is off to a good start. The QCSI @QCLAIM(TM) service powered by Claimsnet.com was introduced at the QCSI client conference in Arizona last week and received a lot of attention. Several QCSI payer clients appear to want to move forward rapidly. We are staying on top of these alliances, but cannot always control the speed of implementation. We are ready to perform, our partners and their payer clients continue to express interest, and we believe that many good things will come from these agreements.

         Let me conclude our remarks this morning with our perspective on our opportunity. First, although the timing of online Internet claims processing remains elusive, we believe in its future. It simply makes financial sense and responds better to the demand for patient record confidentiality than anything based in a legacy system. We are banking on the emergence of an efficient market dynamic, with a little push from the US Department of Health and Human Services---HIPAA, the new federal regulations covering many aspects of transaction processing.

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         A number of independent analysts predict that a large percentage of health claims and related transactions will migrate to the Internet over the next few years. A recent survey conducted by the American Medical Association indicated that only 8% of physicians are currently using the Internet for claim processing. That would indicate that Claimsnet's own user base of 3,600 already represents about a 6% market share. With the addition of market share from our partners and with fewer competitors entering the market, we believe that we are very well positioned to service a very significant market share of the remaining 92%.

         The slow emergence of this market has caused most of the players to regroup in some way. As mentioned earlier, we believe that the solution to being able to offer online transaction processing without incurring great financial losses, is partnering and/or consolidating resources. We believe that that is what we are doing with our partners and particularly with our new relationship to McKessonHBOC.

         Our job is to remain well positioned technically and strategically...and that is where we are investing our limited resources...

         I continue to believe that we have a GREAT solution for our partners and the healthcare industry.

         With that, I will turn this call over to you for your questions.

          [QUESTION AND ANSWER SESSION]

With that, let me thank you for your patience and support and wish you a good day.